Exhibit 10.2

PROMISSORY NOTE

$5,000,000	December 5, 2019

FOR VALUE RECEIVED, Aevi Genomic Medicine, Inc., a Delaware corporation (the “Company”) (“Maker”) promises to pay to the order of Cerecor Inc., a Delaware corporation (“Payee”), at the address set forth in paragraph 9 below, the lesser of (i) the principal sum of Five Million Dollars ($5,000,000) (the “Maximum Amount”), or (ii) the unpaid principal amount of all advances made by Payee to Maker under this Note (“Advances”), as such Advances are set forth on Exhibit A hereto and updated from time to time, up to the Maximum Amount, together with interest on the outstanding principal amount of all such Advances at an annual rate of 5.00%, or such lesser rate as shall be the maximum rate allowable under applicable law. Unless accelerated as provided herein, all unpaid principal and unpaid accrued interest on this Note shall be due and payable in full on December 5, 2020.

This Note is subject to the following additional provisions:

1.                  Purpose of Note. This Note is issued to evidence the Maker’s obligation to Payee for amounts lent to Maker.

2.                  Advances. From the date hereof until April 30, 2019, Maker may request Advances under this Note. Maker may not borrow under this Note should there exist an Event of Default (as defined below), Maker is in breach (which breach has not been cured) of any covenant or agreement of the Merger Agreement (as defined below), or the Merger Agreement has been terminated by any party thereto for any reason. Payee agrees, on the terms and conditions set forth herein, to make an Advance to Maker within four (4) business days of Maker’s submission of a written request for an Advance, which request sets forth (a) the amount of the Advance requested and (b) the Payee’s good faith description of the intended use of proceeds (“Advance Request”). The aggregate amount of the Advances may not exceed the Maximum Amount.

3.                  Use of Proceeds. The Borrower will use the proceeds of the Advances solely for purposes directly related to the Option and License Agreement between the Maker and MedImmune Limited, dated August 6, 2019, as may be amended (the “MedImmune Agreement”), including Maker’s payment of the upfront amount due to MedImmune Limited upon exercise of the option to license intellectual property (as described in the MedImmume Agreement), in each case consistent with the intended use of proceeds set forth in the Advance Request.

4.                  Prepayment.  Maker shall have the absolute right to prepay this Note in whole or in part at any time and from time to time, without prepayment penalty or premium. Any prepayment of this Note will be credited first against accrued interest, then principal.

5.             Events of Default.  This Note immediately shall become due and payable, at the option of Payee and without notice or demand, upon the occurrence of any of the following events (each, an “Event of Default”):

(a)             failure to pay any amount payable under this Note within ten (10) days after the date when due;

(b)       failure to observe or perform any of the provisions of this Note to the extent such failure has not been cured within thirty (30) days after receipt by Maker of written notice thereof from Payee;

(c)       commencement by or against Maker of any proceeding, suit, or action for reorganization, dissolution, or liquidation that, if involuntarily filed against Maker, is not set aside within sixty (60) days from the filing thereof;

(d)       termination of the MedImmune Agreement or the occurrence of any event that adversely impacts the Company’s rights to the intellectual property or the development or commercialization thereof pursuant to the MedImmune Agreement;

(e)       filing by or against Maker of a petition under the United States Bankruptcy Code or any other insolvency act that, if involuntarily filed against Maker, is not set aside within sixty (60) days from the filing thereof;

(f)       application for, or appointment of, a receiver of Maker or their property, assignment by Maker for the benefit of their creditors, or issuance of a warrant of attachment against the property of Maker; or

(g)       failure to pay any amount when due under Section 7.06(c) of the Agreement and Plan of Merger and Reorganization dated as of December 5, 2019, by and among Payee, Genie Merger Sub, Inc., Second Genie Merger Sub, LLC, and Maker (the “Merger Agreement”).

Upon the occurrence and continuation of an Event of Default, Payee may at any time declare the entire unpaid principal balance hereof and all accrued interest thereon immediately to be due and payable.

6.              Default Rate of Interest. Upon and after the occurrence of an Event of Default, all of the obligations owing under this Note shall continue to bear interest, calculated daily on the basis of a 360-day year for the actual days elapsed at the per annum rate set forth above, plus, unless waived by Payee evidenced by its written notice to Maker, additional post-default interest of ten percent (10%) per annum until either such Event of Default is cured to Payee’s satisfaction or otherwise waived in writing by Payee or the obligations owing under this Note are paid in full.

7.             Waivers.  Maker, for Maker and Maker’s successors and assigns, expressly waive presentment, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, presentment for the purposes of accelerating maturity, and diligence in collection, and consents that Payee may extend the time for payment or otherwise modify the terms of payment of any part or the whole of the indebtedness evidenced hereby and such consent shall not alter or diminish the liability of Maker under this Note.

8.              No Waiver. The failure of Payee to exercise any right or remedy provided hereunder or available at law shall not be a waiver or release of such rights or remedies or the right to exercise any right or remedy at another time.

9.             Notices. All notices which are required or may be given under this Note shall be in writing and shall be deemed to have been received when delivered personally or three (3) days after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

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(a)       If to Maker:

Aevi Genomic Medicine, Inc.

435 Devon Park Drive, Suite 715

Wayne, Pennsylvania 19087

Attn: Michael F. Cola, CEO

(b)       If to Payee:

Cerecor Inc.

540 Gaither Road, Suite 400

Rockville, Maryland 20850

Attn: Joseph Miller, CFO

Either party may designate a new address for purposes of notice hereunder by giving written notice thereof to the other party in accordance with this paragraph.

10.           Collection Expenses. In the event that this Note shall at any time after maturity or after the occurrence of an Event of Default be placed with an attorney for collection, Maker agrees to pay, in addition to the entire unpaid principal balance of this Note and all accrued interest thereon, all costs of collection, including reasonable attorneys’ fees.

11.            Miscellaneous. This Note may not be changed, altered, modified or terminated orally, but only by an agreement or discharge in writing and signed by Maker and by Payee. This Note shall be governed as to validity, construction, enforcement and in all other respects by the laws of the State of Delaware. The terms of this Note shall be binding upon the successors and assigns of Maker and shall inure to the benefit of the successors and assigns of Payee.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, Maker has duly executed this Note under seal on the date first above written.

AEVI GENOMIC MEDICINE, INC.

By:	/s/ Michael F. Cola
Name: Michael F. Cola
Title: President and Chief Executive Officer

[Signature Page to Promissory Note]

EXHIBIT A

Advances

Date	Advance